UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 5, 2015 (February 27, 2015)

COVER-ALL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-09228	13-2698053
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

412 Mt. Kemble Avenue, Suite 110C, Morristown, New Jersey 07960
(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement with Manish D. Shah.

On February 27, 2015, Cover-All Technologies Inc., a Delaware corporation (the “Company”), and Manish D. Shah, the Company’s President and Chief Executive Officer (“Employee”) entered into an Amended and Restated Employment Agreement (the “Agreement”). The Agreement supersedes and replaces the Employment Agreement dated March 7, 2012 and amended on July 1, 2013 (as amended, the “Prior Employment Agreement”).

Under the Agreement, Employee will be employed by Company as its President and Chief Executive Officer before the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated December 14, 2014, between the Company and Majesco, whereby the Company will merge with and into Majesco with Majesco as the surviving corporation (the “Closing”). After the Closing, Employee will serve as an Executive Vice President of Majesco reporting to Majesco’s Chief Executive Officer for North America and references to the “Company” will mean Majesco.

Pursuant to the Agreement, the Employee shall receive an annual salary of $325,000 plus benefits and the use of a Company car, including maintenance and repair expenses in connection with the use of the car. Employee shall be eligible to earn an annual target bonus equal to 30% of Employee’s annual salary subject to the attainment of annual Company and/or individual performance goals as determined by the board of directors of the Company. In addition, prior to Closing, Employee shall be eligible to receive equity grants, as determined by the Company’s board of directors (or a committee thereof).

The Agreement is for a term of three years (“Term”), provided, however, that each of the Employee and the Company may terminate the Agreement at any time, with or without reason or cause, upon written notice to the other party. The Term shall automatically be extended for an additional one year period on the third anniversary of the date of the Agreement and on each such subsequent anniversary date thereafter unless, not later than 90 days prior to any such anniversary, either party gives notice to the other party that the Term shall not be extended or further extended beyond its then automatically extended term.

If the Company terminates Employee’s employment without “Cause” (as defined in the Agreement) or if Employee terminates the Agreement for “Good Reason” (as defined in the Agreement), Employee will be entitled to receive (i) any and all earned but unpaid annual salary and earned but unused vacation and other earned paid time off through and including the termination date; (ii) reimbursement for Employee’s unreimbursed business expenses incurred by Employee through and including the termination date; (iii) such employee benefits (including equity compensation), if any, as to which Employee may be entitled under Company’s employee benefit plans as of the termination date; and (iv) a pro rata portion of the bonus payment based upon the number of days Employee was employed during the Company’s fiscal year for which such bonus is computed to the extent the goals applicable to such bonus are actually met for the fiscal year in question. In addition, Employee will be entitled to receive a severance payment equal to an amount by (x) dividing Employee’s highest annual salary over the past 12 months prior to an applicable termination of employment by twelve (12) to determine the monthly salary and then (y) multiplying such monthly salary by six (6).

The Agreement also contains a confidentiality provision, a non-solicitation covenant and a mutual non-disparagement clause.

The above summary does not purport to be complete and is qualified in its entirety by the terms and conditions set forth in the Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement dated February 27, 2015 by and between the Company and Manish D. Shah.

[Signature on following page.]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVER-ALL TECHNOLOGIES INC.

By:	/s/ Ann Massey
Ann Massey, Chief Financial Officer

Date: March 5, 2015

Index to Exhibits

Exhibit No.	Description
Exhibit 10.1	Amended and Restated Employment Agreement dated February 27, 2015 by and between the Company and Manish D. Shah.